Exhibit 10.2.b

EXECUTION COPY

Purchase and Sale Agreement

Dated as of July 1, 2005

between

Kansas City Power & Light Company,
as Originator,

and

Kansas City Power & Light Receivables Company,
as Buyer

-ii-

       This Purchase and Sale Agreement dated as of July 1, 2005 (this "Agreement") is between Kansas City Power & Light Company, a Missouri corporation ("Originator"), and Kansas City Power & Light Receivables Company, a Delaware corporation ("Buyer"). The parties agree as follows:

Section 1.     Definitions and Related Matters.

       Section 1.1.      Defined Terms.  In this Agreement, unless otherwise specified or defined herein: (a) capitalized terms are used as defined in Schedule I to the Receivables Sale Agreement dated as of the date hereof (as amended or modified from time to time, the "Second Tier Agreement") among Buyer, Originator, as the Initial Collection Agent, The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as the Agent, and Victory Receivables Corporation, as such agreement may be amended or modified from time to time; and (b) terms defined in Article 9 of the UCC and not otherwise defined herein are used as defined in such Article 9.

       In addition, the following terms will have the meanings specified below:

       "Available Funds" is defined in Section 2.3(b) hereof.

        "Closing Date" means the date on which this Agreement and the Second Tier Agreement become effective in accordance with their terms.

       "Collection Agent Fee" is defined in Section 3.6 of the Second Tier Agreement.

       "Contributed Receivables" is defined in Section 2.2 hereof.

       "Credit Agreement" means the Credit Agreement, dated as of December 15, 2004 among Originator, the Lenders party thereto, Bank of America, N.A., The Bank of Tokyo-Mitsubishi, Ltd., Wachovia Bank, National Association, BNP Paribas and JPMorgan Chase, N.A.

       "Excluded Losses" is defined in Section 7.1 hereof.

       "Initial Funding Date" means the date of the first purchase or contribution by Buyer from Originator under this Agreement as approved by the Agent.

       "Settlement Date" means, with respect to each calendar month, the second Business Day after the Monthly Report Date for such calendar month; provided, however, that upon the occurrence and during the continuation of a Termination Event, the Settlement Date shall be a Business Day designated by the Agent.

       "Settlement Period" means with respect to each Settlement Date, the calendar month preceding such Settlement Date (or, in the case of the first Settlement Period, the period from the Initial Funding Date to the end of the calendar month in which the Initial Funding Date occurs); provided, however, that upon the occurrence and during the continuation of a Termination Event, the duration of each Settlement Period shall be the number of days designated by the Agent.

       "Total Capitalization" shall have the meaning set forth in the Credit Agreement as of the date hereof.

       "Total Indebtedness" shall have the meaning set forth in the Credit Agreement as of the date hereof.

       "Trigger Event" means that (x) the outstanding principal amount of the Subordinated Note exceeds the value of Buyer's interest in the Receivables (determined in accordance with GAAP), and (y) such condition has continued for five Business Days.

       Section 1.2   . Other Interpretive Matters.  In this Agreement, unless otherwise specified: (a) references to any Section or Annex refer to such Section of, or Annex to, this Agreement, and references in any Section or definition to any subsection or clause refer to such subsection or clause of such Section or definition; (b) "herein", "hereof", "hereto", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "including" means including without limitation, and other forms of the verb "to include" have correlative meanings; (d) the word "or" is not exclusive; and (e) captions are solely for convenience of reference and shall not affect the meaning of this Agreement.

Section 2.     Agreement to Contribute, Purchase and Sell.

       Section 2.1.    Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Originator hereby sells to Buyer, and Buyer hereby purchases from Originator, all of Originator's right, title and interest in, to and under the Receivables, all Related Security and all proceeds thereof (including all Collections with respect thereto), in each case whether now existing or hereafter arising or acquired.

       Section 2.2.    Timing of Contribution, Purchases.  All of the Receivables existing at the opening of Originator's business on the Initial Funding Date are hereby sold to Buyer as of the Initial Funding Date. After the Initial Funding Date, each Receivable shall be deemed to have been sold or contributed to Buyer immediately (and without further action by any Person) upon the creation of such Receivable. All such Receivables, other than those Receivables contributed by Originator to Buyer (each a "Contributed Receivable"), shall be sold to Buyer on such date and all Contributed Receivables shall be contributed by Originator to Buyer on such date. The proceeds with respect to each Receivable (including all Collections with respect thereto) shall be sold or contributed at the same time as such Receivable, whether such proceeds (or Collections) exist at such time or arise or are acquired thereafter.

       Section 2.3.    Purchase Price.  (a) The aggregate purchase price for the Receivables sold on the Initial Funding Date shall be such amount as agreed upon prior to the Initial Funding Date between Originator and Buyer to be the fair market value of such Receivables on such date, which shall equal the excess of the (i) estimated aggregate outstanding balance of such Receivables over (ii) the sum of (x) the bad debt reserves maintained by the Originator and (y) a discount agreed upon by Buyer and Originator representing the uncertainty of payment and cost of purchase of such Receivables. The purchase price for Receivables subsequently sold during any Settlement Period shall be calculated in accordance with the provisions set forth in Exhibit A hereto.

       (b)   On the Initial Funding Date, Buyer shall pay Originator the purchase price for the Receivables sold on that date as follows. First, the Buyer shall offset against the purchase price the full amount of all intercompany payables owed by the Originator to the Buyer as of the Initial Funding Date, the amount of which currently exceeds $3,000,000. Second, the Buyer shall pay to the Originator cash in the amount of the net proceeds received from the sale of Purchase Interests under the Second Tier Agreement. Third, the remainder shall be paid by the Buyer borrowing an initial advance under the promissory note (as amended or modified from time to time, the "Subordinated Note") executed and delivered by Buyer to the order of Originator as of the Initial Funding Date. On each Business Day after the Initial Funding Date on which Originator sells any Receivables to Buyer pursuant to the terms of Section 2.1, until the termination of the purchase and sale of Receivables under Section 6 hereof, Buyer shall pay to Originator the purchase price of such Receivables (i) by depositing into such account as Originator shall specify immediately available funds from monies then held by or on behalf of Buyer (solely to the extent that such monies do not constitute Collections that are required to be identified or are deemed to be held by the Collection Agent pursuant to the Second Tier Agreement for the benefit of, or required to be distributed to, the Agent or the Buyer or required to be paid to the Collection Agent as the Collection Agent Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion)) (such available monies, the "Available Funds") and provided that Originator has paid all amounts then due by Originator hereunder or (ii) by increasing the principal amount owed to Originator under the Subordinated Note. The outstanding principal amount owed to Originator under the Subordinated Note may be reduced from time to time as provided in Section 3.2 hereof or by payments made by Buyer from Available Funds, provided that Originator has paid all amounts then due by Originator hereunder. Originator shall make all appropriate record keeping entries with respect to amounts due to Originator under the Subordinated Note to reflect payments by Buyer thereon and increases of the principal amount thereof, and Originator's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest owed to Originator under the Subordinated Note. Notwithstanding the foregoing, the Buyer shall not be allowed to pay for Receivables through an increase in the Subordinated Note if, after giving effect thereto, the outstanding principal amount thereof would be greater than (i) the Eligible Receivables Balance minus (ii) the Investment minus (iii) $2,500,000.

       Section 2.4.    No Recourse or Assumption of Obligations.  Except as specifically provided in this Agreement, the contribution, purchase and sale of Receivables under this Agreement shall be without recourse to Originator. Originator and Buyer intend the transactions hereunder to constitute true sales of Receivables by Originator to Buyer, providing Buyer with the full risks and benefits of ownership of the Receivables (such that the Receivables would not be property of Originator's estate in the event of Originator's bankruptcy). If, however, despite the intention of the parties, the conveyances provided for in this Agreement are determined not to be "true sales" of Receivables from Originator to Buyer, then this Agreement shall also be deemed to be a "security agreement" within the meaning of Article 9 of the UCC and Originator hereby grants to Buyer a "security interest" within the meaning of Article 9 of the UCC in all of Originator's right, title and interest in and to such Receivables (including the proceeds thereof), now existing and thereafter created, to secure a non-recourse loan in an amount equal to the aggregate purchase prices therefor and each of Originator's other payment obligations (including the obligation to remit to Buyer all Collections of all Receivables) under this Agreement.

       Buyer shall not have any obligation or liability with respect to any Receivable, nor shall Buyer have any obligation or liability to any Obligor or other customer or client of Originator (including any obligation to perform any of the obligations of Originator under any Receivable).

Section 3.     Administration and Collection.

       Section 3.1.    Originator to Act as Collection Agent.  Notwithstanding the sale or contribution of Receivables pursuant to this Agreement, Originator shall continue to be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in (and subject to any rights to terminate Originator as Collection Agent pursuant to) the Second Tier Agreement.

       Section 3.2.    Deemed Collections.  If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, (i) Originator shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation and (ii) such Receivable shall thereupon be, or be deemed to be reconveyed to Originator. If on any day any representation, warranty, covenant or other agreement of Originator related to a Receivable is discovered to have been untrue or not satisfied as of the date such Receivable was sold or contributed, (i) Originator shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable and (ii) such Receivable shall thereupon be, or be deemed to be reconveyed to Originator. After Originator is deemed pursuant to this Section 3.2 to have received any Collections, Originator shall transfer to Buyer, in immediately available funds, the amount of such Deemed Collections on the date that is the later to occur of (i) the Settlement Date following such receipt and (ii) the second Business Day following such receipt; provided, however, that if no such application is required under the Second Tier Agreement, Buyer and Originator may agree to reduce the outstanding principal amount of the Subordinated Note in lieu of all or part of such transfer. To the extent that Buyer subsequently collects any payment with respect to any such "receivable", Buyer shall pay Originator an amount equal to the amount so collected, such amount to be payable on the date that is the later to occur of (i) the Settlement Date following receipt of such amount and (ii) the Second Business Day following such receipt of such amount.

       Section 3.3.    Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to Originator shall, except as otherwise specified by such Obligor (including by reference to a particular invoice), or required by the related contracts or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables, and, second, to any other indebtedness of such Obligor to Originator.

       Section 3.4.    Responsibilities of Originator.  Originator shall pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. Originator shall perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder. The Agent's or the Buyer's exercise of any rights hereunder or under the Second Tier Agreement shall not relieve Originator from such obligations. Neither the Agent nor the Buyer shall have any obligation to perform any obligation of Originator or any other obligation (other than the obligation to act in good faith and with commercial reasonableness) or liability in connection with the Receivables.

Section 4.     Representations and Warranties.

       Section 4.1.    Mutual Representations and Warranties.  Each of Originator and Buyer represents and warrants to the other as follows:

       (a)   Existence and Power. It is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval could not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document to which it is a party, (ii) its business or financial condition, (iii) the interests of Buyer under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

       (b)   Authorization and No Contravention. Its execution, delivery and performance of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under: (A) any applicable law, rule or regulation, (B) its charter or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any of its indebtedness.

       (c)   No Consent Required. Other than the filing of financing statements and the items set forth in the next sentence, no approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required (other than any already given or obtained) in connection with the execution, delivery and performance by it of any Transaction Document to which it is a party or any transaction contemplated thereby. The Transaction Documents and the transactions contemplated thereby are subject to filing requirements or reporting requirements, or both, under the Securities Exchange Act of 1934, as amended, the Public Utility Holding Company Act of 1935, as amended, Chapters 386 and 393 of the Missouri revised statutes, as amended, and Chapter 66 of the Kansas statutes, as amended, and the rules and regulations promulgated thereunder.

       (d)   Binding Effect. Each Transaction Document to which it is a party constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

       Section 4.2.    Additional Representations by Originator.  Originator further represents and warrants to Buyer as follows:

       (a)   Perfection of Ownership Interest. Immediately preceding its sale or contribution of Receivables to Buyer, Originator was the owner of, and effectively sold or contributed, such Receivables to Buyer, free and clear of any Adverse Claim, except for the interests of the Secured Parties therein that are created by the Second Tier Agreement. Other than the ownership interest granted to Buyer pursuant to this Agreement, Originator has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections. Originator has not authorized the filing of and is not aware of any financing statements against Originator that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to Buyer hereunder or the Secured Parties under the Second Tier Agreement. Originator has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables and Collections by Originator hereunder.

       (b)   Accuracy of Information. All written information furnished by Originator in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects as of the date it was dated (and was not incomplete by omitting to state a material fact necessary to make such information not materially misleading in light of the circumstances when made).

       (c)   No Actions, Suits. Except as disclosed by the Originator in its most recent filings with the SEC under the Securities Exchange Act of 1934, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting Originator or any of its properties, that (i) is reasonably likely to have a material adverse effect on the financial condition of the Originator or on the collectibility of the Receivables or (ii) seeks to challenge the validity of Originator's obligations under any Transaction Document to which it is a party or any transaction contemplated thereby. Originator is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation could reasonably be expected to have a material adverse effect upon (i) the financial condition or the Originator or (ii) the collectibility of the Receivables.

       (d)   No Material Adverse Change. Except as disclosed by the Originator in its most recent filings with the SEC under the Securities Exchange Act of 1934, there has been no material adverse change in (i) the collectibility of the Receivables or (ii) the Originator's financial condition, business or operations or its ability to perform its obligations under any Transaction Document.

       (e)   Accuracy of Exhibits. All information on Exhibits D and E of the Second Tier Agreement (to the extent describing Originator) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with the Second Tier Agreement.

       (f)   Sales by Originator. Each sale by Originator to Buyer of an interest in Receivables has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by Originator to Buyer.

       (g)   Use of Proceeds. No proceeds of any purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

       (h)   Lock-Box Accounts. The names and address of all the Collection Banks and addresses of the Lock-Boxes, are specified in Exhibit F.

       (i)   Nature of Pool Receivables. All Receivables originated by Originator (i) were originated by Originator in the ordinary course of its business, (ii) were sold or contributed to the Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of goods, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act, 1940. The purchase of Receivables (or an interest therein) with the proceeds of commercial paper notes (as contemplated by the Second Tier Agreement) would constitute a "current transaction" for purposes of Section 3(a)(3) of the Securities Act of 1933, as amended.

       (j)   Credit and Collection Policies. Originator has complied with the Credit and Collection Policies in all material respects, and such policies have not changed in any material respect (except to the extent required by law, rule or regulation) since the date hereof unless Agent has consented in writing to such change.

       (k)   Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of any purchase or contribution hereunder, unless otherwise specified in the first Periodic Report that includes such Receivable.

Section 5.     General Covenants.

       Section 5.1.    Covenants.  Originator hereby covenants and agrees to comply with the following covenants and agreements, unless Buyer (with the consent of the Agent) shall otherwise consent:

       (a)   Financial Reporting. Originator will maintain a system of accounting established and administered in accordance with GAAP and will furnish to Buyer:

       (i)   Within 90 days after each fiscal year of the Originator, copies of the Originator's annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP;

       (ii)   Within 45 days after each (except the last) fiscal quarter of each fiscal year of the Originator, copies of the Originator's unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.1(a);

       (iii)   Promptly upon becoming available, a copy of each report or proxy statement filed by the Originator with the Securities and Exchange Commission or any securities exchange;

       (iv)   Promptly after the filing or receiving thereof, copies of (i) all reports and notices with respect to any "Reportable Event" defined in Article IV of ERISA which Originator files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Originator receives from the Pension Benefit Guaranty Corporation and (ii) all reports and documents which it files under any other applicable pension benefits legislation;

       (v)   With reasonable promptness such other information (including non-financial information) as Buyer may reasonably request.

The statements and reports of the Originator required to be furnished pursuant to clauses (i), (ii) and (iii) above shall be deemed furnished for such purpose upon becoming publicly available on the Securities and Exchange Commission's EDGAR web page.

       (b)   Notices. Promptly and in any event within five Business Days after a Designated Financial Officer of Originator obtains knowledge of any of the following, Originator will notify Buyer and the Agent and provide a description of:

       (i)   Potential Termination Events. The occurrence of any Potential Termination Event;

       (ii)   Representations and Warranties. The failure of any representations or warranty herein to be true when made in any material respect;

       (iii)   Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Originator or the collectibility or quality of the Receivables which is not referenced in the Originator's filings with the SEC; or

       (iv)   Judgments. The entry of any judgment or decree against the Originator if the aggregate amount of all judgments then outstanding against the Originator exceeds $10,000,000.

       (c)   Conduct of Business. The Originator will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business except where the failure to do so could not reasonably be expected to have a material adverse effect on the collectibility of the Receivables.

       (d)   Compliance with Laws. The Originator will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which the Originator or any Receivable, any Related Security or Collection may be subject, except where the failure to do so could not reasonably be expected to have a material adverse effect on the collectibility of the Receivables.

       (e)   Furnishing Information and Inspection of Records. Originator will furnish to Buyer and the Agent (as assignee of the Buyer) such information concerning the Receivables as Buyer may reasonably request. With reasonable notice, Originator will permit, at any time during regular business hours, Buyer or the Agent (as assignee of the Buyer) (or), in each case, any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of Originator's officers, directors, employees or independent public accountants having knowledge of such matters.

       (f)   Keeping Records. (i) Originator will have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). Originator will give Buyer prior notice of any material change in such administrative operating procedures.

       (ii)   Originator will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing Buyer's interest in the Receivables and the Collections.

       (g)   Perfection. (i) The Originator will at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Buyer (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to vest and maintain vested in the Buyer a valid, first priority perfected security interest in the Receivables, the Collections, the Lock Boxes, the Collection Account and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Purchase Interest). To the extent permitted by applicable law, the Buyer will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Originator's signature.

       (ii)   The Originator will not change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or the Records except after fifteen (15) days advance notice to the Buyer and the Agent and the delivery to the Buyer and the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Buyer and the Agent.

       (iii)   The Originator will at all times maintain its chief executive offices and maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Buyer's interests hereunder the Originator will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Purchase Interest and the interests of the Buyer in the Receivables, the Related Security, the Lock Boxes, the Collection Account and Collections.

       (h)   Payments on Receivables, Accounts. The Originator will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box, the Collection Account or to a Designated Payee (as set forth in (Annex B to Exhibit G) the Second Tier Agreement). The Originator will also instruct each Designated Payee to pay all Collections it receives to a Collection Account. If any such payments or other Collections are received by the Originator, it shall hold such payments in trust for the benefit of the Buyer and promptly (but in any event within two Business Days after receipt) remit such funds at the direction of the Buyer. The Originator will cause each Collection Bank to comply with the terms of each applicable Collection Letter. After the occurrence of a Termination Event, the Originator will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Buyer is entitled with any other funds. The Originator shall only add a Collection Bank or Lock-Box to those listed on Exhibit F of the Second Tier Agreement if the Buyer has received notice of such addition, a copy of any new Lock-Box, as applicable, Agreement and an executed and acknowledged copy of a Collection Letter substantially in the form of Exhibit G of the Second Tier Agreement (with such changes as are acceptable to the Buyer) from any new Collection Bank. The Originator shall only terminate a Collection Bank or Lock-Box upon 30 days advance notice to the Buyer. If the long term unsecured indebtedness of the Originator is rated less than BBB- by S&P or Baa3 by Moody's (or either S&P or Moody's has withdrawn or suspended such rating), the Originator agrees that the Agent may, in its sole discretion, deliver the Agent's Notice (as defined in Annex A to Exhibit G to the Second Tier Agreement) to the Collection Bank.

       (i)   Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Originator will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

       (j)   Extension or Amendment of Receivables. Except as otherwise permitted in the Second Tier Agreement and then subject to Section 1.5 of the Second Tier Agreement, the Originator will not extend, amend, rescind or cancel any Receivable.

       (k)   Performance of Duties. Originator will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents to which it is a party. Originator (at its expense) will (i) fully and timely perform in all material respects all agreements, if any, required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that could reasonably be expected to impair the rights of Buyer in the Receivables or Collections.

       (l)   Agreed Upon Procedures Report. Originator shall cooperate with the Collection Agent and the designated accountants for each annual agreed upon procedures report required pursuant to Section 5.1(a)(vi) of the Second Tier Agreement.

       (m)   Changes to Credit and Collection Policy and Character of Business. The Originator shall not, except as required by law rule or regulation make any material change to the Credit and Collection Policy without the prior written consent of the Buyer and the Agent.

       (n)   Total Indebtedness to Total Capitalization. Originator shall at all times cause the ratio of (i) Total Indebtedness to (ii) Total Capitalization (in each case measured as of the most recent fiscal quarter end) to be less than or equal to 0.65 to 1.0.

       Section 5.2.    Organizational Separateness.  Originator agrees not to take any action that would cause Buyer to violate its certificate of incorporation, by-laws or the covenants in Section 5.1(o) of the Second Tier Agreement. Buyer agrees to conduct its business in a manner consistent with its certificate of incorporation and by-laws.

Section 6.     Termination of Contributions and Purchases.

       Section 6.1.    Voluntary Termination.  The contribution, purchase and sale of Receivables pursuant to this Agreement may be terminated by either party, upon at least five Business Days' prior written notice to the other party.

       Section 6.2.    Automatic Termination.  The contribution, purchase and sale of Receivables pursuant to this Agreement shall automatically terminate upon the occurrence of (i) a Bankruptcy Event with respect to Originator, (ii) a Trigger Event, or (iii) the Termination Date.

Section 7.     Indemnification.

       Section 7.1.    Originator's Indemnity.  Without limiting any other rights any Person may have hereunder or under applicable law, Originator hereby indemnifies and holds harmless Buyer and its officers, managers, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys' fees and court costs actually incurred) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, or any action taken or omitted by any of the Indemnified Parties, whether arising by reason of the acts to be performed by Originator hereunder or otherwise, excluding only Indemnified Losses ("Excluded Losses") to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk or financial inability to pay of the Obligor and for which reimbursement would constitute recourse to Originator or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Buyer. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, Originator shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

       (i)   any representation or warranty made by or on behalf of Originator under or in connection with this Agreement, any Periodic Report or any other information or report delivered by Originator pursuant to the Transaction Documents, which shall have been false or incorrect in any material respect when made or deemed made;

       (ii)   the failure by Originator to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

       (iii)   the failure of Originator to vest and maintain vested in Buyer, a perfected ownership or security interest in the Receivables and the other property conveyed pursuant hereto, free and clear of any Adverse Claim;

       (iv)   any commingling of Collections with any other funds;

       (v)   any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

       (vi)   any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable, or any other claim resulting from the rendering of services related to such Receivable or the furnishing or failure to furnish any such services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

       (vii)   any failure of Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which Originator is a party;

       (viii)   any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of Originator's obligations under the Transaction Documents;

       (ix)   any tax or governmental fee or charge (but not including taxes upon or measured by net income or otherwise contemplated by the Intended Tax Characterization), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the fees and expenses of counsel in defending against the same, which may rise by reason of the purchase or ownership of any Receivable or Related Security or in any goods which secure any Receivable or Related Security;

       (x)   the failure to comply with provisions of the Transaction Documents requiring notifications to any Obligor of the assignment pursuant to the terms hereof of any Receivable to Buyer (and subsequently, pursuant to the Second Tier Agreement, to Agent for the benefit of Buyer) or to comply with provisions of the Transaction Documents requiring notifications to require that payments (including any under the related insurance policies) be made directly to Buyer pursuant to the terms hereof (and subsequently, pursuant to the Second Tier Agreement, to Agent for benefit of Buyer);

       (xi)   any Taxes (other than as contemplated by the Intended Tax Characterization) imposed upon any Indemnified Party or upon or with respect to the Receivables, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses related thereto or arising therefrom, including the reasonable fees and expenses or counsel in defending against the same, which may arise by reason of the purchase or ownership or sale of any Receivables (or of any interest therein) or Related Security or in any goods which secured any such Receivables or Related Security;

       (xii)   any loss arising, directly or indirectly, as a result of the imposition of sales or analogous taxes imposed on or collected as part of the Receivables or the failure by the Originator to timely collect and remit to the appropriate authority any such taxes; or

       (xiii)   any action taken by the Originator or any other Affiliate of the Originator related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation.

If for any reason the indemnification provided above in this Section is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Originator shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Originator on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

       Section 7.2.    Indemnification Due to Failure to Consummate Purchase.  Originator will indemnify Buyer on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses incurred by Buyer resulting from any failure by Originator to consummate a purchase or contribution after Buyer has requested a transfer of the applicable Receivables to the Buyer under the terms of the Second Tier Agreement.

       Section 7.3.    Other Costs.  If Buyer becomes obligated to compensate the Purchaser under the Second Tier Agreement or any other Transaction Document for any costs or indemnities pursuant to any provision of the Second Tier Agreement or any other Transaction Document, which obligation is caused by Originator's failure to perform any obligations hereunder, then Originator shall, on demand, reimburse Buyer for the amount of any compensation.

Section 8.     Miscellaneous.

       Section 8.1.    Amendments, Waivers, etc.  No amendment of this Agreement or waiver of any provision hereof or consent to any departure by either party therefrom shall be effective without the written consent of the party that is sought to be bound. Any such waiver or consent shall be effective only in the specific instance given. No failure or delay on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Originator agrees that the Buyer and the Agent may rely upon the terms of this Agreement, and that the terms of this Agreement may not be amended, nor any material waiver of those terms be granted, without the consent of the Agent; provided that Originator and Buyer may agree to an adjustment of the purchase price for any Receivable without the consent of the Agent provided that any such adjustment shall be prospective only and the purchase price paid for any Receivable shall be an amount not less than adequate consideration that represents fair value for such Receivable. BTMNY, individually and as Agent, Liquidity Provider and Enhancement Provider is hereby authorized by the parties hereto, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by BTMNY to or for the credit to the account of Originator, against any obligations of the Originator now or hereafter existing under this Agreement that have been assigned to and are payable to or for the benefit of BTMNY as Agent, Liquidity Provider or Enhancement Provider pursuant to Section 1.8(a) of the Second Tier Agreement.

       Section 8.2.    Assignment of Receivables Purchase Agreement.  Originator hereby acknowledges that on the date hereof Buyer has assigned all of its right, title and interest in, to and under this Agreement to the Agent for the benefit of the Buyer pursuant to the Second Tier Agreement and that the Agent and the Buyer are third party beneficiaries hereof. Originator hereby further acknowledges that after the occurrence and during the continuation of a Termination Event all provisions of this Agreement shall inure to the benefit of the Agent and the Buyer, including the enforcement of any provision hereof to the extent set forth in the Second Tier Agreement, but that neither the Agent nor the Buyer shall have any obligations or duties under this Agreement. No purchases or contributions shall take place hereunder at any time that the Buyer has ceased to sell Purchase Interests under the Second Tier Agreement. Originator hereby further acknowledges that the execution and performance of this Agreement are conditions precedent for the Agent and the Buyer to enter into the Second Tier Agreement and that the agreement of the Agent and Buyer to enter into the Second Tier Agreements will directly or indirectly benefit Originator and constitutes good and valuable consideration for the rights and remedies of the Agent and the Buyer with respect hereto.

       Section 8.3.    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Second Tier Agreement. Originator acknowledges that Buyer's rights under this Agreement are being assigned to the Agent or the Buyer under the Second Tier Agreement and consents to such assignment and to the exercise of those rights directly by the Agent or the Buyer, to the extent permitted by the Second Tier Agreement. The Agent, the Buyer and the other Affected Parties are express third party beneficiaries of this Agreement.

       Section 8.4.    Survival.  The rights and remedies with respect to any breach of any representation and warranty made by Originator or Buyer pursuant to Section 4 and the indemnification provisions of Section 7 shall survive any termination of this Agreement.

       Section 8.5.    Costs, Expenses and Taxes.  In addition to the obligations of Originator under Section 7, each party hereto agrees to pay within 30 days of demand all costs and expenses incurred by the other party and its assigns (other than Excluded Losses) in connection with the enforcement of, or any actual or claimed breach of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing. Originator also agrees to pay on demand all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of this Agreement.

       Section 8.6.    Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

       Section 8.7.    Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Section 5.1401.1 of the General Obligations Law, but without regard to any other conflicts of law provisions thereof).

       Section 8.8.    No Proceedings.  Originator agrees, for the benefit of the parties to the Second Tier Agreement, that it will not institute against Buyer, or join any other Person in instituting against Buyer, any proceeding of a type referred to in the definition of Bankruptcy Event until one year and one day after no investment, loan or commitment is outstanding under the Second Tier Agreement. In addition, all amounts payable by Buyer to Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Buyer has satisfied all obligations then due and owing under the Second Tier Agreement).

       Section 8.9.    Loans by Buyer to Originator.  Buyer may make loans to Originator from time to time if so agreed between such parties and to the extent that Buyer has funds available for that purpose after satisfying its obligations under this Agreement and the Second Tier Agreement. Any such loan shall be payable upon demand (and may be prepaid with penalty or premium) and shall bear interest at such rate as Buyer and Originator shall from time to time agree.

       Section 8.10.    Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth in the Second Tier Agreement or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.

       Section 8.11.    Entire Agreement.  This Agreement constitutes the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

       Section 8.12.    Confidentiality.  Each party hereto agrees to comply with the confidentiality provisions of Section 9.10 of the Second Tier Agreement.

       Section 8.13.    Waiver of Trial by Jury.  To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

       In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KANSAS CITY POWER & LIGHT COMPANY, as Originator

By		/s/Michael W. Cline

	Name:	Michael W. Cline

	Title:	Assistant Treasurer

KANSAS CITY POWER & LIGHT RECEIVABLES COMPANY, as Buyer

By		/s/James P. Gilligan

	Name:	James P. Gilligan

	Title:	President

Exhibit A

Purchase Price

       All capitalized terms used, and not otherwise defined, herein have the meanings set forth for such terms in the Receivables Sale Agreement dated as of July 1, 2005 among Kansas City Power & Light Receivables Company ("Seller"), as the Seller, Kansas City Power & Light Company ("KCPL"), as the Initial Collection Agent, The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, as the Agent, and Victory Receivables Corporation or, if not defined therein, in the Purchase and Sale Agreement dated as of July 1, 2005 between KCPL, as the Originator ("Originator"), and Seller, as the Buyer ("Buyer").

       The purchase price applicable to the Receivables purchased on any day after the Initial Funding Date by Buyer from Originator shall be equal to 99.0% times the aggregate outstanding balance of such Receivables. The foregoing purchase price was calculated to yield to the Buyer a reasonable profit return on its equity and was calculated assuming, among other things, that charge-offs of Receivables in any year will average approximately one-half of one percent (0.5%) of the average outstanding balance of the Receivables and that LIBOR (which represents the index for the Buyer's cost of funds) would average approximately 3.0%. If the Originator or Buyer determines that charge-offs in any twelve-month period have exceeded one percent (1.0%) of the average outstanding balance of Receivables during such period, or if LIBOR subsequently rises above 4.0% or falls below 2.0%, then the Originator and the Buyer agree to negotiate in good faith to re-set the purchase price percentage so as to reflect in an equitable manner the impact of such revised charge-off ratio or revised cost of funds on the Buyer's anticipated equity return. Any such change in the purchase price percentage shall not take effect unless and until both parties agree to such adjustment. In the event that (i) the purchase price is adjusted due to increased charge-offs and average charge-off experience over a twelve-month period subsequently reduces to one-half of one percent, (ii) the purchase price is adjusted due to an increase in LIBOR and LIBOR subsequently reduces below 4.0% for a three-month consecutive period or (iii) the purchase price is adjusted due to a decrease in LIBOR and LIBOR subsequently increases above 2.0% for the three-month consecutive period then the Originator and Buyer may subsequently agree to readjust the purchase price percentage as set forth above to reflect the equitable impact of such changes. All purchase price adjustments pursuant to the foregoing provisions shall be prospective only and shall not operate to adjust retroactively the purchase price previously paid for any Receivables.